SOUTHWEST GEORGIA FINANCIAL CORPORATION



                                April 17, 2006


Dear Shareholder:

The Annual Meeting of the Shareholders of Southwest Georgia Financial Corporation will be held on Tuesday, May 23, 2006, in the Southwest Georgia Bank Administrative Services Building, 205 Second Street S.E., Moultrie, Georgia, at 4:30 P.M. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Again this year, we will have a special drawing for shareholders who attend the meeting. We will give away four $500.00 savings bonds--you must be present to win and you must be a shareholder of Southwest Georgia Financial Corporation. (*Directors, officers, and staff of Southwest Georgia Bank and Southwest Georgia Financial Corporation and their immediate families are not eligible to participate in the drawing).

In order to ensure that your shares are voted at the meeting, please complete, date, sign, and return the Proxy in the enclosed postage-paid envelope at your earliest convenience. Every shareholder's vote is important, no matter how many shares you own.

We encourage you to attend this annual meeting of the shareholders and join us in the lobby immediately following the meeting for refreshments. We look forward to your continued support and another good year in 2006.

                                     Very truly yours,

                                     /s/DeWitt Drew

                                     DeWitt Drew
                                     President and Chief Executive Officer



* Immediate family is considered to be husband, wife, and children living at home.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                                 P.O. Box 3488
                            201 First Street, S.E.
                           Moultrie, Georgia 31768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 23, 2006


The annual meeting of shareholders of Southwest Georgia Financial
Corporation ("the Corporation") will be held on Tuesday, May 23, 2006, at 4:30 p.m. at Southwest Georgia Bank Administrative Services Building, 205 Second Street, S.E., Moultrie, Georgia, for the purposes of considering and voting upon:

  1. The election of eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

  2. Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 3, 2006, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

Also enclosed is the Corporation's 2005 Annual Report to Shareholders, which contains financial data and other information about the Corporation.


                                        By Order of the Board of Directors,

                                        /s/DeWitt Drew

                                        DeWitt Drew
                                        President and
                                        Chief Executive Officer
April 17, 2006

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                                 P.O. Box 3488
                            201 First Street, S.E.
                           Moultrie, Georgia 31768

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Southwest Georgia Financial Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held on May 23, 2006, and any postponement and adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Corporation. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Corporation may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 17, 2006.

The record of shareholders entitled to vote at the Annual Meeting of Shareholders was taken as of the close of business on April 3, 2006. On that date, the Corporation had outstanding and entitled to vote 3,252,168 shares of Common Stock, par value $1.00 per share.

Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering a signed writing revoking it or a duly executed Proxy bearing a later date to the Secretary of the Corporation at Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information about Nominees for Director".

The Corporation will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005, including financial statements and schedules, to any record or any beneficial owner of its Common Stock as of April 3, 2006, who requests a copy of such report. Any request for the Form 10-K report should be in writing addressed to:

                    Mr. George R. Kirkland
                    Southwest Georgia Financial Corporation
                    P.O. Box 3488
                    Moultrie, Georgia 31776-3488

If the person requesting the report was not a shareholder of record on April 3, 2006, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibit to the Form 10-K will be furnished on request and upon receipt of the payment of the Corporation's expense in furnishing the exhibits.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth as of March 10, 2006, beneficial ownership of the Corporation's Common Stock by each "person" (as that term is defined by the Securities and Exchange Commission) known by the Corporation to be the beneficial owner of more than 5% of the Corporation's common stock, by each director and named executive officers of the Corporation and all such persons as a group.

                                        Amount and Nature of       Percent
 Name of Beneficial Owner               Beneficial Ownership(1)   of Class
The Employee Stock Ownership Plan and
 Trust of Southwest Georgia Financial
 Corporation                                   383,301             11.31%
John H. Clark                                  121,296              3.58%(2)
Cecil H. Barber                                 34,021              1.00%(3)
DeWitt Drew                                     19,487                 * (4)
Michael McLean                                  93,669              2.76%(5)
Richard L. Moss                                 35,917              1.06%(3)
Roy H. Reeves                                   31,333                 * (3)
Johnny R. Slocumb                               48,299              1.43%
Violet K. Weaver                                45,781              1.35%(6)
C. Broughton Williams, Jr.                      21,710                 * (3)
John J. Cole, Jr.                               53,065              1.57%(7)
J. David Dyer, Jr.                               8,112                 *
All Directors, Named Executive Officers,
 and 5% Shareholders as a Group (12 persons)   854,329             25.22%

 * Indicates less than one percent (1%).

(1) Based on 3,387,848 shares outstanding as of March 10, 2006, which includes shares underlying outstanding stock options exercisable within 60 days of the record date, which are deemed to be outstanding for purposes of calculating the percentage owned by a holder.

(2) Includes (i) 17,700 shares owned of record by Mr. Clark's wife as to which Mr. Clark disclaims beneficial ownership and (ii) 3,300 presently exercisable stock options granted to Mr. Clark.

(3) Includes 3,300 presently exercisable stock options.

(4) Includes (i) 3,517 shares allocated to the account of Mr. Drew in the Employee Stock Ownership Plan and Trust, over which shares Mr. Drew exercises voting power and (ii) 13,200 presently exercisable stock options granted to Mr. Drew.

(5) Includes (i) 57,357 shares of which Mr. McLean holds the voting power of attorney for E. J. McLean, Jr., and (ii) 26,400 shares of which Mr. McLean holds the voting power of attorney for Robert A. Cooper, Jr.

(6) Includes 6,600 presently exercisable stock options granted to Mrs.
Weaver.

(7) Includes (i) 38,145 shares allocated to the account of Mr. Cole in the Employee Stock Ownership Plan and Trust, over which shares Mr. Cole exercises voting power and (ii) 3,300 presently exercisable stock options granted to Mr. Cole.

                     NOMINATION AND ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors. The exact number of directors is currently set at eight by Board resolution. However, the number of directors may be increased or decreased within the foregoing range from time to time by the Board of Directors or by resolution of the shareholders, and the Board has approved a decrease in the number of members to eight effective May 23, 2006, the date Mrs. Weaver's term expires. Mrs. Weaver is retiring after her current term. Because of this change in the size of the Board, the Board has nominated eight directors for election. The terms of office for directors continue until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until earlier resignation, removal from office, or death.

Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will the Proxy be voted for more than eight nominees. Management of the Corporation has no reason to believe that any nominee will not serve if elected.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a majority of the outstanding shares is represented for determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.


                   INFORMATION ABOUT NOMINEES FOR DIRECTOR

The following information as of April 3, 2006, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)                             Information about Nominee
John H. Clark (68)           Mr. Clark has been Chairman of the Board of the
                             Bank and Corporation since 1999. Mr. Clark
                             served as Vice-Chairman of the Board of the
                             Bank and the Corporation from 1996 until 1998.
                             Since 1978 Mr. Clark has been director of the
                             Bank and of the Corporation since 1981. Mr.
                             Clark was Chief Executive Officer of the Bank
                             and of the Corporation from 1996 to May 2002.
                             Previously, he served as President and Chief
                             Executive Officer of the Bank from 1978 to 1996
                             and of the Corporation from 1981 to 1996.

Cecil H. Barber (41)         A director of the Bank and the Corporation
                             since 1999, Mr. Barber is Vice President of
                             Barber Contracting, a general contracting
                             company.

DeWitt Drew (49)             Mr. Drew has been President and Chief Executive
                             Officer of the Bank and Corporation since May
                             2002. Previously, he served as President and
                             Chief Operating Officer during 2000 and 2001
                             and Executive Vice President during 1999 for
                             the Bank and Corporation.

Michael J. McLean (59)       A director of the Bank and Corporation since
                             1999, Mr. McLean is the owner of McLean
                             Engineering Company, Inc., an engineering
                             consulting firm.

Richard L. Moss (54)         A director of the Bank since 1980 and of the
                             Corporation since 1981, Mr. Moss is President
                             of Moss Farms.

Roy H. Reeves (46)           A director of the Bank and the Corporation
                             since 1991, Mr. Reeves is a partner of Reeves
                             Properties, L.P., a property rental company.

Johnny R. Slocumb (53)       A director of the Bank and the Corporation
                             since 1991, Mr. Slocumb is owner of The Slocumb
                             Company, a company which offers real estate and
                             insurance services.

C. Broughton Williams (69)   A director of the Bank and the Corporation
                             since 1999, Mr. Williams is a retired Senior
                             Vice President of the Bank and the Corporation.
                             He is owner of Williams Consulting &
                             Development Company, and managing member of F&W
                             Properties, L.L.C.

There are no family relationships between any director, executive officer, or nominee for director of the Corporation or any of its subsidiaries.

Meetings and Composition of the Board of Directors

The Board of Directors held 12 regular meetings during 2005. All of the directors attended at least seventy-five percent (75%) of the Board and committee meetings held during their tenure as directors.

The Board has determined that a majority of the members of the Board of Directors are "independent" as defined under the federal securities laws and the listing standards of the American Stock Exchange. The "independent" directors are Mr. Barber, Mr. Clark, Mr. McLean, Mr. Moss, Mr. Reeves, Mr. Slocumb, Mr. Williams, and Mrs. Weaver, who is retiring from the board this year. The independent directors met in executive session without the non-independent directors and management one time in 2005.

Committees of the Board of Directors

The Board of Directors has established two committees, a Personnel Committee and an Audit Committee.

Personnel Committee

The Personnel Committee is composed of four members, John H. Clark, Michael
J. McLean, Cecil Barber, and Violet K. Weaver. The Board of Directors has determined that all of these directors are "independent" under the federal securities laws and the listing standards of the American Stock Exchange. This committee, which recommends compensation levels for the Bank's employees, held three meetings during 2005.

Audit Committee

The Audit Committee presently consists of six directors, Michael J. McLean, Richard L. Moss, Cecil H. Barber, Roy H. Reeves, C. Broughton Williams, and Johnny R. Slocumb. The Audit Committee held twelve meetings during 2005.

The Board of Directors has determined that all of the members of the Audit Committee are "independent" under the federal securities laws and the listing standards of the American Stock Exchange and have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. None of the members of the Audit Committee qualifies as "financially sophisticated" under the listing standards of the American Stock Exchange or an "audit committee financial expert" under the federal securities laws. Although no prospective directors have been identified who meet either standard, Mr. Clark does. In 2005, he could not serve on the Audit Committee because he was not independent under the American Stock Exchange listing standards.

The Audit Committee is responsible for recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the systems of internal control and the internal audit reports; and ascertaining that any and all operational deficiencies are satisfactorily corrected. The Board of Directors has adopted a written Audit Committee Charter that is annually reviewed and assessed. A copy was included with the Corporation's 2004 Proxy Statement. Each member of the Audit Committee is required to be independent, as that term is defined by the federal securities laws and the listing standards of the American Stock Exchange relating to audit committees.

Director Nominations

The Board of Directors did not have a nominating committee in 2005.
Instead, the Board of Directors nominates individuals for election to the Board based on the recommendations of the independent directors and the non-independent directors. The Board does not believe a standing nominating committee is necessary because all the independent members of the Board actively participate in the nomination process and each nominee is approved for recommendation by a majority of the independent directors.

A candidate for the Board of Directors must meet the eligibility requirements set forth in the Corporation's bylaws and in any applicable Board or committee resolutions. The Board considers qualifications and characteristics that it deems appropriate from time to time when selecting individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Board will consider and review an existing director's Board and committee attendance, performance, and length of Board service.

The directors will consider in accordance with the analysis described above all director nominees properly recommended by shareholders. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide written notice to Mr. George R. Kirkland, Southwest Georgia Financial Corporation, P. O. Box 3488, Moultrie, GA 31776-3488 pursuant to the deadlines described in "Shareholders Proposals and Director Nominations."

Code of Ethical Conduct

The Corporation has adopted a Code of Ethics Policies and Procedures designed to promote ethical conduct by all of the Corporation's directors,
officers, and employees.   The Code of Ethics Policies and Procedures
includes a Code of Ethical Conduct for the Chief Executive Officer and Senior Financial Officers which sets forth standards applicable to all officers, directors, and employees but has provisions specifically applicable to the Chief Executive Officer and the principal financial officer. The Code of Ethics Policies and Procedures complies with the federal securities law requirement that issuers have a code of ethics applicable to the chief executive officer and principal financial officers, and the American Stock Exchange requirement that listed companies have a code of ethical conduct applicable to all directors, officers, and employees. The Corporation's Code of Ethical Conduct applicable to the Chief Executive Officer and the principal financial officer was filed as
Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31,
2003.

                            EXECUTIVE COMPENSATION

All remuneration paid to the Corporation's officers during the year ended December 31, 2005, was paid by the Bank and not the Corporation. The following table sets forth the annual and other compensation paid or accrued for each of the last three fiscal years, including directors' fees for DeWitt Drew, who is President and Chief Executive Officer of the Corporation and the Bank, J. David Dyer, Jr., who is Senior Vice President of the Corporation and the Bank and President and Chief Executive Officer of Empire Financial Services, Inc., a subsidiary of the Bank, and John J. Cole, Jr., who is Executive Vice President of the Corporation and the Bank, the "Named Executive Officers". No other executive officers of the Corporation were paid $100,000 or more in salary, bonus, and directors' fees during 2005.

Summary Compensation Table
                                          Annual Compensation
                            ------------------------------------------------
 Name and Principal                                               All Other
Position During 2005        Year    Salary     Bonus    Other(1)  Compensation

DeWitt Drew                 2005   $171,900  $ 45,000   $3,000    $ 29,748(2)
President and CEO of the    2004    138,900    30,000    3,000      18,885(2)
Corporation and the Bank    2003    128,500    10,000    3,000       7,798(2)

J. David Dyer, Jr.          2005   $162,000  $349,934   $3,000    $201,032(3)
Senior Vice President of    2004    158,000   275,315    3,000     201,032(3)
the Corporation and         2003    152,750   264,630    3,000     201,032(3)
the Bank

John J. Cole, Jr.           2005   $100,000  $  8,000   $1,500    $ 16,371(4)
Executive Vice President    2004     89,600     8,064    1,500      12,799(4)
of the Corporation and the  2003     86,000     5,160      831       5,104(4)
Bank

(1) Amount represents fair market value of discount on stock purchased under the Corporation's Directors and Officers Stock Purchase Plan which allows a participant to receive Common Stock in lieu of salary and director's fees, up to certain limits, with a value of 150% of the cash compensation forgone by each participant.

(2) Mr. Drew's "all other compensation" includes the Bank's contributions to the defined contribution plan for 2005, 2004, and 2003 in the amount of $28,728, 18,525, and $7,438, respectively. Also included are premiums for group term life insurance of $360 for each year and premiums for bank owned life insurance for 2005 in the amount of $660.

(3) Mr. Dyer's "all other compensation" reflects Empire's contribution to a deferred compensation account of $200,000 on his behalf which he is entitled to receive upon termination of his employment as set forth in an employment agreement between Mr. Dyer and Empire and premiums for group term life insurance of $1,032 for each of the three years.

(4) Mr. Cole's "all other compensation" includes the Bank's contribution to the defined contribution plan for 2005, 2004, and 2003 in the amount of $15,339, $12,319, and $4,649, respectively. Also included are premiums for
group term life insurance for   2005, 2004, and 2003 in the amount of
$1,032, $480, and $455, respectively.


Option/SAR Grants Table

No options or stock appreciation rights were granted to the Named Executive Officers during 2005.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

The following table sets forth with respect to each exercise of stock options during 2005 by each of the Named Executive Officers and the value of unexercised options held at the 2005 fiscal year end.

Aggregated Option Exercises in 2005 and December 31, 2005 Option Values
                                            Number of
                                            Securities       Value of
                                            Underlying      Unexercised
                                            Unexercised    In-the-Money
                                             Options at     Options at
                     Shares      Value       FY-End (#)     FY-End($)(2)
                    Acquired    Realized    Exercisable/    Exercisable/
Name              on Exercise#   $ (1)     Unexercisable   Unexercisable
----------------- ------------  --------   -------------   -------------
DeWitt Drew             0          $0        13,200/0        $115,920/0
J. David Dyer, Jr.      0          $0             0/0               0/0
John J. Cole, Jr.       0          $0         3,300/0        $  8,355/0

(1) Value represents the difference between the option exercise price and the market value of the Corporation's common stock on the dates of exercise.

(2) Value represents the difference between the option exercise price and the market price of the Corporation's common stock on December 31, 2005. Options which have an exercise price above market value on that date have an attributed value of zero.


Equity Compensation Plan Information

The following table provides information as of December 31, 2005, about equity compensation awards under the Corporation's Key Individual Stock Option Plan and the Directors and Executive Officers Stock Plan.

                  Equity Compensation Plan Information Table

                                                                      Number of securities
                    Number of securities                            remaining available for
                     to be issued upon        Weighted-average       future issuance under
                        exercise of           exercise price of       equity compensation
                    outstanding options,     outstanding options   plans(excluding securities
                    warrants and rights      warrants and rights    reflected in column (a))
Plan Category               (a)                       (b)                     (c)
Equity compensation
 plans approved by
 security holders:        132,980                   $17.72                 46,340(1)

Equity compensation
 plans not approved
 by security holders:           0                     0.00                      0(2)

                          132,980                   $17.72                 46,340

(1)  Available for grant under the Key Individual Stock Option Plan.

(2) The amount of shares available for issuance under the Directors and Executive Officers Stock Plan is not limited. This plan does not authorize the issuance of new shares of common stock. On behalf of the plan's participants, shares of common stock are purchased from the open market.

For additional information with respect to the Directors and Executive Officers Stock Plan, please refer to Note 9 of the financial statements set forth in the 2005 Annual Report which accompanies this Proxy Statement.

Pension Plan Table

The following table sets forth the estimated annual benefits payable upon retirement under the Corporation's Pension Plan (including amounts attributable to the Corporation's Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.

The compensation covered by the Pension Plan includes total annual compensation including bonuses and overtime pay. The portion of compensation which is considered covered compensation under the Pension Plan equals the annual salary and bonus amounts indicated in the Summary Compensation Table. As of January 1, 2006, the credited full years of service under the Pension Plan for Mr. Drew were six years of service. Mr. Cole is credited with thirty full years of service. Mr. Dyer has irrevocably elected to waive participation in the Pension Plan.

                    Estimated annual normal retirement benefit assuming a
                    straight lifetime annuity and the years of service
Average Annual      indicated (3)
Compensation         15 years       20 years       25 years      30 years
---------------      --------       --------       --------      --------
Pension Plan
  $ 100,000           $28,912        $37,383        $46,362      $ 55,561
  $ 150,000            43,439         56,145         69,613        83,413
  $ 200,000 (1)        57,966         74,908         92,865       111,265
  $ 250,000 (1)        59,419         76,784         94,747       114,050
  $ 300,000 (1)        59,419         76,784         94,747       114,050

Supplemental
Retirement Plan
  $ 250,000 (2)        13,074         16,887         21,370        25,067
  $ 300,000 (2)        27,601         35,649         44,622        52,919

(1) For the year ended December 31, 2005, the maximum covered compensation is limited by federal law at $205,000.

(2) All executive officers who exceed the maximum compensation limited by federal law of $205,000 are covered under the Corporation's Supplemental Retirement Plan. Any excess annual retirement benefit which could not be paid under the Pension Plan because of the federal law limitation described in footnote (1) will be payable under the Supplemental Retirement Plan. At this time, no executive officer qualifies for the Supplemental Retirement Plan.

(3) The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

Compensation of Directors

All of the members of the Board of Directors of the Corporation also serve on the Board of Directors of the Bank. Such directors are not compensated for their services on the Corporation's Board of Directors, but are paid for the Bank board service. During 2005, the annual director fees for the Chairman, Vice Chairman, and each director were $10,800, $7,200, and $3,600, respectively. In addition, directors are paid $300 for each Board meeting attended and $125 for each committee meeting attended. Under the Director and Executive Officers Stock Plan, directors may elect to contribute up to $500 of directors' fees per month and receive in exchange common stock with an aggregate value of 1.5 times their contribution.

The Corporation has established a Key Individual Stock Option Plan which provides for the grant of non-qualified stock options to directors of the Corporation. The Corporation granted no non-qualified options to directors under the Key Individual Stock Option Plan in fiscal year 2005. The plan is administered by the Personnel Committee of the Board of Directors.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

DeWitt Drew

On October 1, 2003, the Corporation and the bank entered into an employment agreement with DeWitt Drew. Under the employment agreement, Mr. Drew serves as the President and Chief Executive Officer of the Corporation and the Bank and is entitled to receive an annual base salary (currently $175,000) which is subject to normal annual increases as shall be determined by the Board of Directors of the Corporation from time to time. The employment agreement commenced on October 1, 2003, and is for a rolling five-year term that is extended for an additional day each day of his employment. In addition to the base salary, Mr. Drew is eligible to earn incentive or bonus compensation in accordance with such bonus plan as may be established by the Board of Directors of the Corporation for the fiscal year. Mr. Drew receives benefits of the kind customarily granted to other executives of the Bank and the Corporation, including participation in the pension benefit plans, disability insurance, medical insurance, and life insurance pursuant to the agreement. The Bank also pays the premiums on a $1 million split dollar life insurance policy for Mr. Drew.

If Mr. Drew is terminated for cause or if he voluntarily terminates his employment, the Bank and the Corporation will have no further financial obligation to him. The stock options that are vested as of the termination date will be exercisable for 90 days and then terminate. If Mr. Drew is terminated without cause or by Mr. Drew for Good Reason (as defined) after a Change in Control (as defined), he is entitled to the salary and medical benefits provided to him under the agreement for the remainder of the then current term, subject to the terms and conditions of the agreement. Any options he has been granted as of the termination date will immediately vest and expire upon their normal expiration date in the case of a change in control or one year in case of an other termination without cause. If Mr. Drew is terminated due to a disability, he shall continue to receive his salary for the remainder of the then current term and receive medical benefits until the earlier of the end of the then current term or he is entitled to disability coverage. If Mr. Drew's employment terminates because of death or disability, his options will vest and will expire upon their normal expiration date.

If Mr. Drew's employment terminates for any reason, he agrees not to provide banking services or solicit certain bank customers within certain geographical limits for a period of two years after such termination.


J. David Dyer

As of January 1, 2002, the Banks' subsidiary, Empire Financial Services, Inc., entered into an employment agreement with J. David Dyer, Jr. Under the employment agreement, Mr. Dyer serves as President and Chief Executive Officer of Empire and is entitled to receive an annual base salary (currently $165,000) subject to normal annual increases as determined by the Board of Directors from time to time. The term of the employment agreement expires on December 31, 2006. In addition to the base salary, Mr. Dyer is eligible to earn incentive or bonus compensation. Unless otherwise agreed upon by the Board and Mr. Dyer, his bonus for each year will be equal to 15% of Empire's total net income before taxes and staff bonuses, in excess of $500,000 for each year.

Also, Empire maintains a deferred compensation account on his behalf whereby such account is credited with deferred compensation in the amount of $200,000 on December 31, 2002 and $200,000 on each anniversary thereof until 2006. Generally, upon his death, disability or termination by the Corporation without cause (as defined in the agreement), Mr. Dyer, or his estate, will be entitled to receive all amounts committed to the deferred compensation account or, if Mr. Dyer is terminated for cause by the Corporation, if he elects to terminate his employment prior to the end of the term, or he remains employed until the end of the term, he will be entitled to receive the amounts accrued in the deferred compensation account as of such date.

Additionally, for a period of two years after either the expiration of the term or the date Mr. Dyer ceases to be employed by the Corporation, Mr. Dyer will not engage in competitive activities within a certain geographical area.
                                     -9-

John J. Cole, Jr.

On February 28, 2006, the Corporation and the Bank entered into an employment agreement with John Cole. Under the employment agreement, Mr. Cole serves as an Executive Vice President of the Corporation and the Bank and is entitled to receive an annual base salary (currently $104,400) which is subject to normal annual increases as shall be determined by the Board of Directors of the Corporation from time to time. The employment agreement commenced on February 28, 2006, and is for a five-year term. In addition to the base salary, Mr. Cole is eligible to earn incentive or bonus compensation in accordance with such bonus plan as may be established by the Board of Directors of the Corporation for the fiscal year. Mr. Cole receives benefits of the kind customarily granted to other executives of the Bank and the Corporation, including participation in the pension benefit plans, disability insurance, medical insurance, and life insurance pursuant to the agreement.

If Mr. Cole is terminated for cause or if he voluntarily terminates his employment, the Bank and the Corporation will have no further financial obligation to him. The stock options that are vested as of the termination date will be exercisable for 90 days and then terminate. If Mr. Cole is terminated without cause or by Mr. Cole for Good Reason (as defined) after a Change in Control (as defined), he is entitled to the salary and medical benefits provided to him under the agreement for the remainder of the then current term, subject to the terms and conditions of the agreement. Any options he has been granted as of the termination date will immediately vest and be exercisable for one year and then terminate. If Mr. Cole is terminated due to a disability, he shall continue to receive his salary for the remainder of the then current term and receive medical benefits until the earlier of the end of the then current term or he is entitled to disability coverage. If Mr. Cole's employment terminates because of death or disability, his options will vest and will expire upon their normal expiration date.

If Mr. Cole's employment terminates for any reason, he agrees not to provide banking services or solicit certain bank customers within certain geographical limits for a period of two years after such termination.

Compensation Committee Interlocks and Insider Participation

The members who served during 2005 on the Personnel Committee, which recommends compensation levels for the Corporation's executives and other employees, were John H. Clark, Michael J. McLean, Cecil Barber, and Violet
K. Weaver. There were no interlocks between the Personnel Committee and any other company's compensation committee.

Committee Report on Executive Compensation

The Personnel Committee reviews, evaluates, and approves compensation and benefits for all officers and also reviews general policy matters relating to compensation and benefits of the other employees.
The Personnel Committee's goal is to maintain the following standards:

* Attract, motivate, reward, and retain high-performing and dedicated management employees.

* Balance competitive need, corporate, individual, and business unit performance, and affordability.

* Provide competitive compensation and financial security for executives and dependents upon death, disability, or retirement.

Base Salary and Bonus

Executive officer base salary and bonus awards are determined with reference to Corporation-wide, divisional, and individual performance for the previous fiscal year based on a wide range of measures, which include comparisons with competitors' performance and internal goals set before the start of each fiscal year and by comparison to the level of executive officers' compensation of other financial institutions of comparable size in comparable markets. No relative weights are assigned for these factors. The Personnel Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and in comparable markets. In keeping with this belief, the committee consistently participates in and uses compensation and benefit surveys from the Georgia Bankers Association and the Bank Administration Institute.

Stock Options and Stock Purchase Plan

Effective March 19, 1997, the Corporation established a Key Individual Stock Option Plan which provides for the issuance of options to key employees and directors of the Corporation. In April 1997, the plan was approved by the Corporation's shareholders, and is for ten years after such date. A maximum of 196,680 shares of common stock have been authorized for issuance with respect to options granted under the plan. The plan provides for the grant of incentive stock options and non-qualified stock options to key employees and directors of the Corporation. The Corporation granted 1,500 incentive options under the Key Individual Stock Option Plan in fiscal year 2005 and there were no non-qualified options granted. The plan is administered by the Personnel Committee of the Board of Directors.

The Corporation has adopted a stock purchase plan for the executive officers and directors of the Corporation. The stock offering is exempt under the Securities Act of 1933 Regulation D and additionally exempt under Georgia law. Under the plan, participants may elect to contribute up to $500 monthly of salary or directors' fees and receive corporate common stock with an aggregate value of 1.5 times their contribution. The expense incurred during 2005 on the part of the Corporation totaled $64,550.

Compensation of Chief Executive Officer

In keeping with the Personnel Committee's belief that the most meaningful performance and pay equity comparisons are made against companies of similar size and in comparable markets, the Personnel Committee consistently uses the Federal Financial Institution Examining Council Peer Group Report. The earnings performance for the Corporation, measured by return on assets, placed it in the [top] 81st percentile when compared to other similar one-bank holding companies in the peer group.

The Chief Executive Officer's base salary and bonus for 2005 was determined with reference to the same measures used for all executive officers of the Corporation, but the primary measurement is Corporation-wide performance. The Corporation's 2005 year marked the second consecutive year of record earnings. Also, the corporation exceeded its 2005 performance goals. The Personnel Committee believes the returns on assets (ROA) and equity (ROE) are the most appropriate measures for evaluating the Corporation's results. In 2005, the Corporation's net income was 12 percent higher than the previous year's net income, the ROA was 1.44 percent and ROE was 10.93 percent, compared to ROA of 1.34 percent and ROE of 10.12 percent in 2004. In view of the Corporation's 2005 performance, the Chief Executive Officer's compensation level, annual increase, and bonus were set appropriately.

     Michael J. McLean	             	Violet K. Weaver
     John H. Clark                      Cecil Barber

Performance Graph

The following graph compares the cumulative total shareholder return of the Corporation's Common Stock with The Carson Medlin Company's Independent Bank Index and the S&P 500 Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 25 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee,

Virginia, and West Virginia. The comparison assumes $100 was invested January 1, 2000, and that all semi-annual and quarterly dividends were reinvested each period. This comparison takes into consideration changes in stock price, cash dividends, stock dividends, and stock splits since January 1, 2000.

The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Corporation's Common Stock.

                                          2000  2001  2002  2003  2004  2005
                                          ----  ----  ----  ----  ----  ----
SOUTHWEST GEORGIA FINANCIAL CORPORATION    100   119   145   180   220   217
INDEPENDENT BANK INDEX                     100   124   154   210   249   252
S&P 500 INDEX                              100    88    69    88    98   103

           CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Bank from time to time has had, and expects to have in the future, banking transactions in the ordinary course of business with officers and directors of the Corporation and their related interests, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 2005, loans to officers, directors, and principal shareholders of the Corporation and the Bank and to certain of their related interests amounted to $3,487,000.
Also, during 2005, directors and executive officers had approximately $4,600,000 in deposits with the Bank.

                        REPORT OF THE AUDIT COMMITTEE

The committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 24, 2000 and revised July 23, 2003. The Corporation's management is responsible for its internal accounting controls and the financial reporting process. The Corporation's independent accountants, Thigpen, Jones, Seaton & Co., P.C. ("Thigpen"), are responsible for performing an audit of the Corporation's consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with generally accepted accounting principals. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee was involved with the selection process and the approval of Thigpen as the Corporation's principal independent auditors. Also, the Audit Committee has approved Thigpen to provide some non-audit services related to improving the Corporation's internal audit program and performing an information technology audit.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the Corporation's audited consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the Corporation's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61,

"Communications with Audit Committee," as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining their independence.

The Audit Committee also discussed with management and the auditors the quality and adequacy of the Corporation's internal controls over financial reporting and the internal audit function's organization, responsibilities, budget, and staffing.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principals or that the Corporation's auditors are in fact "independent".

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the committee recommended to the Board of Directors that the audited consolidated financial statements of the Corporation be included in the Annual Report on Form 10-K for the year ending December 31, 2005, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

 Cecil H. Barber           Michael J. McLean           Richard L. Moss
 Roy H. Reeves             Johnny R. Slocumb           C. Broughton Williams

               INFORMATION CONCERNING THE COMPANY'S ACCOUNTANTS

Thigpen was the principal independent public accountant for the Corporation during the years ended December 31, 2005 and 2004. Representatives of Thigpen are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Corporation anticipates that Thigpen will be the Corporation's accountants for the current fiscal year.

Audit Fees

The aggregate fees billed for professional services by Thigpen for the audit of the Corporation and Empire's annual financial statements and reviews of quarterly financial statements for 2005 and 2004 were $70,250 and $54,500, respectfully.

Audit-Related Fees

The aggregate fees billed for professional services by Thigpen for an agreed upon procedural review of the trust division and of the Bank's loan portfolio for 2005 and 2004 were $8,000 each.

Tax Fees

The aggregate fees billed for professional services by Thigpen for tax compliance for 2005 and 2004 were $4,450 and $4,300, respectfully.

All Other Fees

The aggregate fees billed for professional services by Thigpen for the Corporation's pension plan audit and information technology audit in 2005 were $4,500, and $3,500, respectively. In 2004, the services performed and fees billed for the pension plan audit and information technology audit were $4,500 and $2,500, respectively. Also in 2004, professional services were billed for a risk-based audit program including a database for company internal control documentation and monitoring in the amount of $45,800.

The Audit Committee approves all audit and non-audit services performed by the Corporation's independent public accountant.


              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, each executive officer, director and beneficial owner of 10% or more of the Corporation's Common Stock is required to file certain forms with the Securities and Exchange Commission ("SEC"). A report of beneficial ownership of the Corporation's Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter.

Based solely on its review of the copies of such reports received by the Corporation, or written representations from certain reporting persons, the Corporation believes that during the last fiscal year all Section 16 filing requirements applicable to its reporting persons were fulfilled.


               SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any proposals of shareholders or recommendations for director nominees intended to be presented at the Corporation's 2007 Annual Meeting of Shareholders must be received by December 17, 2006, in order to be eligible for inclusion in the Corporation's Proxy Statement and Proxy for that meeting. The Corporation must be notified of any other matter intended to be presented by a shareholder at the 2007 Annual Meeting no later than March 2, 2007.


                         SHAREHOLDER COMMUNICATIONS

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to Mr. George R. Kirkland, Southwest Georgia Financial Corporation, P. O. Box 3488, Moultrie,

GA 31776-3488. Any such communication should state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate.


               OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Management of the Corporation knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of the Corporation.

                                     By order of the Board of Directors,

                                     /s/DeWitt Drew

                                     DeWitt Drew
                                     President and
                                     Chief Executive Officer
April 17, 2006




                                     -15-